UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2010
Date of Earliest Event Reported: May 11, 2010

MEDCAREERS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 2925
Atlanta, GA  30328
(Address of principal executive offices)

1100 Hammond Drive Suite 410-A303
Atlanta, GA  30328
(Address of former principal executive offices)

Registrant's telephone number, including area code: (866) 472-7781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 11, 2010, MedCareers Group, Inc. (the “Company,” “we,” and “us”) secured a loan for $300,000.   Terms of the loan are being documented and will provide that $50,000 of the loan is for working capital and the remaining $250,000 is for acquisition financing to close the previously announced nurse staffing company acquisition, or for any Company approved acquisition.  The loan will have an interest rate of 10% per annum, with interest only payable quarterly starting August 1, 2010.  The loan matures on May 31, 2011, but repayment is accelerated if the Company closes a financing that yields net proceeds to the Company of at least $400,000 that is not earmarked for a specific acquisition.  No stock or other equity security will be issued in connection with this loan.

The Loan may be extended for six months by payment of a $10,000 extension fee.  The loan is being funded by a private investor.  The first proceeds from the loan in the amount of $50,000 are expected to be received, Thursday May 13, 2010, with the remaining $250,000 to be funded upon the closing of an acquisition approved by the Company.  The lender will also receive a security interest in the assets or equity interest acquired with the financing, but depending upon the structure of the acquisition, the security interest may be subordinated to other financing related to the transaction.

Attached as Exhibit 99.1 is a press release being submitted in connection with this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: May 11, 2010	By: /s/ Robert Bryan Crutchfield
Robert Bryan Crutchfield
Chief Executive Officer